Exhibit 99.1
NEWS FROM             ESCO
                      TECHNOLOGIES

For more information contact:                                                                                                   For media inquiries:
Kate Lowrey                                                                                                                 David P. Garino
Director, Investor Relations                                                                                                      (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

ESCO ANNOUNCES THIRD QUARTER RESULTS;

ST. LOUIS, August 3, 2010 – ESCO Technologies Inc. (NYSE: ESE) today reported its operating results for the third quarter ended June 30, 2010.
EPS is presented from “Continuing Operations” and “Discontinued Operations.” Fiscal 2009 discontinued operations include the results of Comtrak which was sold in March 2009.

Third Quarter 2010 Summary:

•	Net sales were $157.6 million, an increase of $9.5 million, or 6.4 percent, over Q3 2009 sales of $148.1 million;
•	Sequentially, Q3 2010 net sales increased $28.3 million, or 21.9 percent, over Q2 2010 sales of $129.3 million;
•	EPS was $0.55 per share, an increase of $0.12 per share, or 27.9 percent, over Q3 2009 EPS of $0.43 per share;
•	Sequentially, Q3 2010 EPS increased $0.33 per share, or 150 percent, over Q2 2010 EPS of $0.22 per share;
•	Entered orders were $150.0 million resulting in book-to-bill ratio of .95x;
•	Aclara RF AMI gas orders with PG&E were $20.8 million, bringing total PG&E gas orders to 4.4 million units and $247 million, exceeding the 4.1 million units originally expected under the contract; and
•	Aclara RF AMI water orders with New York City Water were $9.4 million, bringing total NYC orders to 866,000 units and $66.8 million.

Chairman’s Commentary

Vic Richey, Chairman and Chief Executive Officer, commented, “I am very pleased with our third quarter results compared to both the prior year third quarter and our fiscal 2010 second quarter. We continue to focus on sales growth and execution, and again demonstrated our success in the third quarter.
“Compared to the prior year third quarter, we increased sales by $9.5 million in spite of a $9.7 million decrease at Aclara RF related to the wind-down of PG&E’s gas deployment. We increased our EBIT contribution $8.0 million, or 84 percent of the sales increase, resulting from exceptional operating performance at Doble and Aclara PLS.
“Filtration delivered a 19.4 percent EBIT margin on strong performance from all three operating units. Test reported an EBIT margin of nearly 10 percent as changes in sales mix impacted its EBIT margins compared to the prior year. The Utility Solutions Group was clearly the brightest spot in the quarter with an EBIT margin of 22.3 percent compared to 14.4 percent in the prior year.
“Coming off our significant second quarter orders, I’m very pleased with the $150 million in orders we received in Q3. This brings our year-to-date orders to a record $507 million resulting in a book-to-bill ratio of 1.27x for the nine months of fiscal 2010.
“Nearly halfway through the fourth quarter, I’m very comfortable with where we are in relation to meeting our full-year operating goals. My confidence in the remainder of the fiscal year is supported by the level and mix of our shippable backlog.
“Looking forward, we remain confident in our ongoing prospects across all segments of our business, both domestically and internationally. Our Aclara products, in particular, are well positioned on several international projects in Central America and South America as well as Asia. We expect these geographic areas to be significant contributors to our multi-year growth outlook.”

Business Outlook

Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on October 20 to stockholders of record on October 6.

FY 2010

Management’s expectations for fiscal year 2010 remain consistent with the Business Outlook discussions noted in the Company’s Earnings Release dated November 12, 2009.

Chairman’s Commentary – Wrap-Up

Mr. Richey concluded, “I am very pleased with our selection to begin negotiations of a definitive agreement for SoCalGas’ Advanced Metering Infrastructure (AMI) project. I remain very optimistic about our current business prospects, both domestically and internationally, as well as our new product roadmap. Our commitment remains the same − to achieve our long-term goal of increasing shareholder value.”

Conference Call

The Company will host a conference call today, August 3, at 4 p.m. Central Time, to discuss the Company’s third quarter fiscal 2010 operating results. A live audio webcast will be available on the Company’s web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company’s web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 4585825).

Forward-Looking Statements

Statements in this press release regarding the Company’s success in capturing international and domestic AMI opportunities, achievement of fiscal 2010 operating goals, negotiation of a contract with SoCalGas, success of new products and technologies, the long-term success of the Company, and any other statements which are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009; the success of negotiations between SoCalGas and the Company; changes in requirements of SoCalGas; SoCalGas’ ability to successfully negotiate appropriate terms and conditions with other subcontractors and project participants; financial constraints impacting SoCalGas; the receipt of necessary regulatory approvals pertaining to the SoCalGas project; the effect of the American Recovery and Reinvestment Act of 2009; the success of the Company’s competitors; changes in Federal or State energy laws; the Company’s successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company’s international operations; material changes in the costs and availability of certain raw materials including steel and copper; worldwide availability of electronic components; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company’s successful execution of internal operating plans.

ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas, and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space, and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company’s web site at www.escotechnologies.com.

- tables attached -

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009

Net Sales	$157,582	148,102
Cost and Expenses:
Cost of sales	91,994	88,040
SG&A	38,144	36,636
Amortization of intangible assets	2,891	4,792
Interest expense	791	1,587
Other expenses (income), net	551	2,617
Total costs and expenses	134,371	133,672

Earnings before income taxes	23,211	14,430
Income taxes	8,664	3,337

Net earnings from continuing operations	14,547	11,093

Earnings from discontinued operations, net of tax benefit of $456	-	332
Net earnings	$14,547	11,425

Earnings per share:
Basic
Continuing operations	0.55	0.42
Discontinued operations	-	0.02
Net earnings	$0.55	0.44

Diluted
Continuing operations	0.55	0.42
Discontinued operations	-	0.01
Net earnings	$0.55	0.43

Average common shares O/S:
Basic	26,448	26,241
Diluted	26,679	26,586

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited) (Dollars in thousands, except per share amounts)

	Nine Months Ended June 30, 2010	Nine Months Ended June 30, 2009

Net Sales	$399,568	449,615
Cost and Expenses:
Cost of sales	238,829	272,880
SG&A	114,161	114,158
Amortization of intangible assets	8,662	14,379
Interest expense	3,028	5,961
Other expenses (income), net	1,862	2,860
Total costs and expenses	366,542	410,238

Earnings before income taxes	33,026	39,377
Income taxes	12,076	11,839

Net earnings from continuing operations	20,950	27,538

Earnings from discontinued operations, net of tax benefit of $568	-	135
Loss on sale from discontinued operations, net of tax benefit of $905	-	(32)
Net earnings from discontinued operations	-	103

Net earnings	$20,950	27,641

Earnings per share:
Basic
Continuing operations	0.79	1.05
Discontinued operations	-	0.01
Net earnings	$0.79	1.06

Diluted
Continuing operations	0.79	1.04
Discontinued operations	-	-
Net earnings	$0.79	1.04

Average common shares O/S:
Basic	26,437	26,176
Diluted	26,697	26,494

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Business Segment Information (Unaudited) (Dollars in thousands)

	Three Months Ended June 30,				Nine Months Ended June 30,
	2010		2009		2010		2009

Net Sales
Utility Solutions Group	$91,718		91,113		224,950		273,380
Test	34,575		29,108		93,143		98,310
Filtration	31,289		27,881		81,475		77,925
Totals	$157,582		148,102		399,568		449,615

EBIT
Utility Solutions Group	$20,424		13,158		35,615		39,851
Test	3,397		3,400		6,193		10,382
Filtration	6,072		4,837		11,419		11,927
Corporate	(5,891)	(1)	(5,378)	(1)	(17,173)	(2)	(16,822)	(2)
Consolidated EBIT	24,002		16,017		36,054		45,338
Less: Interest expense	(791)		(1,587)		(3,028)		(5,961)
Earnings before income taxes	$23,211		14,430		33,026		39,377

Note:          Depreciation and amortization expense was $5.4 million and $7.6 million for the quarters ended June 30, 2010 and 2009, respectively, and $16.6 million and $22.7 million for the nine-month periods ended June 30, 2010 and 2009, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets. (2) Includes $3.5 million of amortization of acquired intangible assets.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	June 30, 2010	September 30, 2009

Assets
Cash and cash equivalents	$20,334	44,630
Accounts receivable, net	121,952	108,620
Costs and estimated earnings on long-term contracts	9,065	10,758
Inventories	84,411	82,020
Current portion of deferred tax assets	21,240	20,417
Other current assets	17,395	13,750
Total current assets	274,397	280,195

Property, plant and equipment, net	70,606	69,543
Goodwill	330,860	330,719
Intangible assets, net	218,445	221,600
Other assets	21,329	21,630
	$915,637	923,687

Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$50,000	50,000
Accounts payable	38,577	47,218
Current portion of deferred revenue	25,737	20,215
Other current liabilities	48,312	46,552
Total current liabilities	162,626	163,985
Deferred tax liabilities	76,564	78,471
Other liabilities	31,251	33,424
Long-term debt	114,000	130,467
Shareholders’ equity	531,196	517,340
	$915,637	923,687

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited) (Dollars in thousands)

Nine Months Ended June 30, 2010
Cash flows from operating activities:
Net earnings	$20,950
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,559
Stock compensation expense	2,996
Changes in current assets and liabilities	(25,642)
Effect of deferred taxes	(2,730)
Change in deferred revenue and costs, net	3,780
Other	4
Net cash provided by operating activities	15,917

Cash flows from investing activities:
Acquisition of business	(1,250)
Additions to capitalized software	(6,237)
Capital expenditures	(10,108)
Net cash used by investing activities	(17,595)

Cash flows from financing activities:
Proceeds from long-term debt	12,000
Principal payments on long-term debt	(28,467)
Dividends paid	(4,230)
Proceeds from exercise of stock options	429
Other	936
Net cash used by financing activities	(19,332)

Effect of exchange rate changes on cash and cash equivalents	(3,286)

Net decrease in cash and cash equivalents	(24,296)
Cash and cash equivalents, beginning of period	44,630
Cash and cash equivalents, end of period	$20,334

Add

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES Other Selected Financial Data (Unaudited) (Dollars in thousands)

Backlog And Entered Orders – Q3 FY 2010	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 3/31/10	$214,460	84,951	114,951	414,362
Entered Orders	88,592	30,331	31,062	149,985
Sales	(91,718)	(34,575)	(31,289)	(157,582)
Ending Backlog – 6/30/10	$211,334	80,707	114,724	406,765

Backlog And Entered Orders – YTD Q3 FY 2010	Utility Solutions	Test	Filtration	Total
Beginning Backlog – 9/30/09	$132,376	54,240	112,755	299,371
Entered Orders	303,908	119,610	83,444	506,962
Sales	(224,950)	(93,143)	(81,475)	(399,568)
Ending Backlog – 6/30/10	211,334	80,707	114,724	406,765

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